EXHIBIT 10.18

ANNUAL PERFORMANCE AWARD AGREEMENT

FISCAL [     ]

THE TORO COMPANY AMENDED AND RESTATED 2010 EQUITY AND INCENTIVE PLAN

This Agreement (this “Agreement”) dated [                  ] (“Grant Date”) between The Toro Company, a Delaware corporation (“Toro”), and [                 ] (“you”) sets forth the terms and conditions of a grant to you of an annual performance award (this “Annual Performance Award”) under The Toro Company Amended and Restated 2010 Equity and Incentive Plan, as such plan may be amended from time to time (the “Plan”).  This Annual Performance Award is subject to all of the terms and conditions set forth in the Plan, this Agreement and the Annual Performance Award Acceptance Agreement should you decide to accept this Annual Performance Award.  All of the terms in this Agreement and the Annual Performance Award Acceptance Agreement that begin with a capital letter are either defined in this Agreement or in the Plan.  Except as otherwise indicated, for purposes of this Agreement and the Annual Performance Award Acceptance Agreement, any reference to “Employer” shall mean the entity (Toro or any Affiliate or Subsidiary) that employs you.

1.                                      Annual Performance Award.  Subject to the terms and conditions of this Agreement and the Plan and your consent to those terms and conditions, Toro hereby grants you this Annual Performance Award denominated and to be paid if earned entirely in cash, the amount of which will be based on the achievement of the Performance Goals set forth on Exhibit A to this Agreement during the Performance Period (as defined below).  For purposes of this Annual Performance Award, your “Target Potential Payout” is equal to [                ] of your actual base salary earnings for the fiscal year ending October 31, [     ], and your “Maximum Potential Payout” is equal to 200% of your Target Potential Payout; provided, however, that if you are a Covered Employee your actual base salary earnings taken into account may not exceed your annual base salary in effect on the Grant Date.

2.                                      Performance Period.  The period of time during which the Performance Goals described in Exhibit A to this Agreement must be met in order to determine the amount of cash payout under this Annual Performance Award pursuant to Section 4 of this Agreement is the fiscal year ending October 31, [      ] (the “Performance Period”).  Except as otherwise provided in Section 8 of this Agreement, Toro intends to make payment to you only at the end of the Performance Period and only upon the achievement of the Performance Goals described in Exhibit A to this Agreement, and except as otherwise provided in Section 8 of this Agreement, no payment shall be made to you in settlement of this Annual Performance Award prior to the end of the Performance Period or if none of the Performance Goals for the Performance Measures meet the Threshold for payment as described in the table(s) set forth in Exhibit A to this Agreement.

3.                                      Performance Measures; Performance Goals and Determination of Amount of Payment.

a.                                      Except as otherwise provided in this Section 3 and Exhibit A to this Agreement, the amount of cash payable in settlement of this Annual Performance Award shall be determined by reference to the Performance Measures and Performance Goals achieved during the Performance Period in accordance with the table(s) set forth in Exhibit A to this Agreement, and may range from 0% to 200% of your Target Potential Payout.  The Performance Measures and the Performance Goals to be achieved on a cumulative basis over the Performance Period and their respective weightings and their respective Threshold, Target and Maximum levels of performance, are described in the table(s) set forth in Exhibit A to this Agreement.

Payouts will be interpolated between Threshold and Target if the level of the performance attained for the Performance Goals for the Performance Measure for the Performance Period falls between the Threshold and Target levels specified in the table(s) set forth in Exhibit A to this Agreement, and the payout will be rounded down to the nearest dollar.  Payouts will be interpolated between Target and Maximum if the level of the performance attained for the Performance Goals for the Performance Measure  for the Performance Period falls between the Target and Maximum levels specified in the table(s) set forth in Exhibit A to this Agreement, and the payout will be rounded down to the nearest dollar.

b.                                      Absent the occurrence of a Change of Control prior to the end of the Performance Period, and to the extent not previously forfeited or terminated pursuant to Section 5, 6 or 7 of this Agreement, this Annual Performance Award shall be immediately forfeited and terminated as of the end of the Performance Period if either:  (i) none of the Performance Goals for the Performance Measures meet the Threshold for payment as described in the table(s) set forth in Exhibit A to this Agreement and the Committee determines that Section 3(c) of this Agreement does not apply, or (ii) the Committee determines that Section 3(c) of this Agreement applies but exercises its discretion pursuant to Section 3(d) of this Agreement not to make any payment.

c.                                       In determining whether and to what extent each Performance Goal has been achieved, the Committee shall exclude from the calculation of the Performance Goal, applying generally accepted accounting principles, each of the events identified in Exhibit B that occurs during the Performance Period.

d.                                      The actual amount that becomes payable under this Annual Performance Award based upon achieving the Performance Goals during the Performance Period may be adjusted downward by the Committee in its sole and absolute discretion based on such factors as the Committee determines to be appropriate and/or advisable.

4.                                      Settlement; Payment.

a.                                      In the event and only upon the achievement of the “Threshold” level of performance with respect to the Performance Goals as described in the table(s) set forth in Exhibit A to this Agreement during the Performance Period, which achievement must be certified in writing by the Committee following the expiration of the Performance Period, you will receive such amount in cash up to your Maximum Potential Payout under this Annual Performance Award as determined pursuant to Section 3 and Exhibit A to this Agreement and subject to applicable withholding.  If none of the Performance Goals are achieved at the “Threshold” level of performance or above, then this Annual Performance Award will be forfeited and canceled and you will receive no payment in settlement thereof.  You may not receive a greater amount in cash than your Maximum Potential Payout.

b.                                      In the event this Annual Performance Award is forfeited or cancelled for any reason pursuant to Sections 3, 5, 6 or 7 of this Agreement or otherwise, no payment shall be made in settlement of this Annual Performance Award.

c.                                       Except as provided in paragraph (d) below, in no event will Toro make payment to you later than March 15 of the calendar year following the calendar year in which the Performance Period ends.

d.                                      Notwithstanding any of the foregoing or any other provision of this Agreement, in the event you have properly elected to defer your receipt of any payment pursuant to this Annual Performance Award under The Toro Company Deferred Compensation Plan, as such plan may be amended from time to time, or any similar successor plan, you will receive such payment in accordance with your deferral election.

e.                                       The payment pursuant to this Annual Performance Award shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

5.                                        Effect of Death, Disability, Retirement or Other Termination of Employment or Other Service.

a.                                      In the event your employment or other service with the Employer is terminated for any reason other than death, Disability or Retirement and the effective date of such termination is prior to the date payment is made in settlement of this Annual Performance Award pursuant to Section 4 of this Agreement or would have been made had there not been a deferral election in place, this Annual Performance Award will be terminated and forfeited.

b.                                      In the event your employment or other service with the Employer is terminated by reason of death, Disability or Retirement and the effective date of such termination is prior to the date payment is made in settlement of this Annual Performance Award pursuant to Section 4 of this Agreement or would have been made had there not been a deferral election in place, this Annual Performance Award will be terminated and forfeited; provided, however, that the Committee may, in its sole discretion, cause payment to be made with respect to this Annual Performance Award and in accordance with the payment terms hereof, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the Performance Period completed as of the date of such death, Disability or Retirement.

c.                                       Notwithstanding anything to the contrary in the Plan, and unless otherwise determined by the Committee in its sole discretion, your termination date shall be the date on which your active employment or other service ceases and shall not be extended by any notice of termination of employment or severance period provided to you by contract or practice of Toro or the Employer or mandated under local law, unless otherwise required by applicable law.

6.                                      Adverse Action.  In addition to the other rights of the Committee under the Plan, if you are determined by the Committee, acting in its sole reasonable discretion, to have taken any action that would constitute an Adverse Action, (a) all of your rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this Annual Performance Award, then held by you shall terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require you to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by you, during the period beginning one (1) year prior to your termination of employment or other service with the Employer in connection with any Awards granted under the Plan, including this Annual Performance Award.  This Section 6 shall not apply following the occurrence of a Change of Control.

7.                                      Clawback, Forfeiture or Recoupment.  Any amounts paid to you under this Annual Performance Award will be subject to the forfeiture provision contained in Section 13.6(b) of the Plan as well as any other or additional “clawback,” forfeiture or recoupment policy adopted by Toro either prior to or after the date of this Agreement.

8.                                      Change of Control.  Notwithstanding any provision of this Agreement to the contrary and subject to the terms of any separate Change of Control or similar agreement to which you are bound or Change of Control or similar policy or plan under which you are covered, upon the occurrence of a Change of Control prior to the end of the Performance Period, this Annual Performance Award shall be settled by payment of your Target Potential Payout within 60 days after the Change of Control, unless you have properly elected to defer your receipt of any payment pursuant to this Annual Performance Award under The Toro Company Deferred Compensation Plan, as such plan may be amended from time to time, or any similar successor plan, in which case, you will receive such payment in accordance with your deferral election.

9.                                      No Transfer.  You may not transfer this Annual Performance Award or any rights granted under this Annual Performance Award other than by will or applicable laws of descent and distribution or, if approved by the Committee, pursuant to a qualified domestic relations order entered into by a court of competent jurisdiction.

10.                               Tax Withholding.  Toro or the Employer will deduct or withhold from the payment issued under this Agreement any federal, state, local or other taxes of any kind that Toro or the Employer reasonably determines are required by law to be withheld with respect to income recognized or will take such other action as may be necessary in the opinion of Toro or the Employer to satisfy all obligations for the payment of such taxes.

11.                               Performance-Based Compensation.  If you are a Covered Employee, it is intended that all payments under this Annual Performance Award constitute “qualified performance-based compensation” within the meaning Section 162(m) of the Code and the Plan.  This Annual Performance Award is to be construed and administered in a manner consistent with such intent.

12.                               Successors.  All obligations of Toro under the Plan with respect to this Annual Performance Award shall be binding on any successor to Toro, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of Toro.

13.                               No Right to Continue Employment or Service.  Neither the Plan, this Annual Performance Award, the Annual Performance Award Acceptance Agreement nor any related material shall give you the right to continue in employment by or perform services to the Employer or shall adversely affect the right of the Employer to terminate your employment or service relationship with or without cause at any time.

14.                               Electronic Delivery.  Toro, in its sole discretion, may decide to deliver any documents related to this Annual Performance Award granted to you under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Toro or a third party designated by Toro.

15.                               Governing Law.  This Agreement and the Annual Performance Award Acceptance Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

16.                               Venue.  In accepting this Annual Performance Award, you are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota of the United States of America to resolve any and all issues that may arise out of or relate to this Annual Performance Award, this Agreement and the Annual Performance Award Acceptance Agreement.

17.                               Binding Effect.  This Agreement shall be binding upon Toro and you and its and your respective heirs, executors, administrators and successors.

18.                               Conflict.  To the extent the terms of this Agreement or the Annual Performance Award Acceptance Agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Agreement or the Annual Performance Award Acceptance Agreement.

19.                               Non-Negotiable Terms.  The terms of this Annual Performance Award and the Annual Performance Award Acceptance Agreement are not negotiable, but you may refuse to accept this Annual Performance Award by notifying Toro’s Vice President, Secretary and General Counsel, or Managing Director, HR & Total Rewards, as applicable, in writing.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by The Toro Company and has been executed by you by execution of the attached Annual Performance Award Acceptance Agreement.

[ ]	By:
President and CEO

ANNUAL PERFORMANCE AWARD ACCEPTANCE AGREEMENT

[               ]

I hereby agree to the terms and conditions governing the Annual Performance Award as set forth in the Annual Performance Award Agreement, this Annual Performance Award Acceptance Agreement and as supplemented by the terms and conditions set forth in the Plan.

In accepting the Annual Performance Award, I hereby acknowledge that:

(a)                                 The Plan is established voluntarily by Toro, it is discretionary in nature and it may be modified, amended, suspended or terminated by Toro at any time, unless otherwise provided in the Plan, the Annual Performance Award Agreement or this Annual Performance Award Acceptance Agreement;

(b)                                 The grant of the Annual Performance Award is voluntary and occasional and does not create any contractual or other right to receive future Annual Performance Awards, or benefits in lieu of Annual Performance Awards, even if Annual Performance Awards have been granted repeatedly in the past;

(c)                                  All decisions with respect to future Annual Performance Award grants, if any, will be at the sole discretion of Toro;

(d)                                 I am voluntarily participating in the Plan;

(e)                                  The Annual Performance Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;

(f)                                   In the event I am not an employee of Toro or any Affiliate or Subsidiary, this Annual Performance Award will not be interpreted to form an employment contract or relationship with Toro or any Affiliate or Subsidiary;

(g)                                  In consideration of the grant of the Annual Performance Award, no claim or entitlement to compensation or damages shall arise from termination of the Annual Performance Award or diminution in value of the Annual Performance Award resulting from termination of my employment or service by Toro or the Employer (for any reason whatsoever and whether or not in breach of applicable labor laws) and I hereby irrevocably release Toro and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Annual Performance Award, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

(h)                                 In the event of termination of my employment or other service (whether or not in breach of local labor laws), my right to receive a cash payment under the Plan in settlement of the Annual Performance Award, if any, will terminate effective as of the date of termination of my active employment or other service as determined in the sole discretion of the Committee and will not be extended by any notice of termination of employment or severance period provided to me by contract or practice of Toro or the Employer or mandated under local law; furthermore, in the event of termination of my employment or other service (regardless of any contractual or local law requirements), my right to receive a cash payment in settlement of the Annual Performance Award after such termination, if any, will be measured by the date of termination of my active employment or other service and will not be extended by any notice of termination of employment or severance period provided to me by contract or practice of Toro or the Employer or mandated under local law; the Committee shall have the sole discretion to determine the date of termination of my active employment or other service for purposes of this Annual Performance Award;

(i)                                     Neither Toro nor the Employer is providing any tax, legal or financial advice, nor is Toro or the Employer making any recommendations regarding my participation in the Plan or my acceptance of the Annual Performance Award; and

(j)                                    I have been advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

I hereby acknowledge that I have received electronically a copy of the Plan, the U.S. Prospectus relating to the Plan and Toro’s most recent Annual Report on Form 10-K.  I hereby agree to accept electronic delivery of copies of any future amendments or supplements to the U.S. Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to Toro’s security holders generally by email directed to my Toro email address.

Note:  If you do not wish to accept the Annual Performance Award on the terms stated in the Annual Performance Award Agreement or this Annual Performance Award Acceptance Agreement, please immediately contact Toro’s Vice President, Secretary and General Counsel or Managing Director, HR & Total Rewards, as applicable, to decline the grant.

Signature:

Print Name:

Date:

EXHIBIT A

ANNUAL PERFORMANCE AWARD AGREEMENT

Corporate Performance Measures

Performance Goal
Weighting	Performance Measure	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)

Divisional Performance Measures

Performance Goal
Weighting	Performance Measure	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)

EXHIBIT B

ANNUAL PERFORMANCE AWARD AGREEMENT

In determining whether and to what extent each Performance Goal has been achieved, the Committee shall exclude from the calculation of the Performance Goal, applying generally accepted accounting principles, each of the following events that occurs during the Performance Period:

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